UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 31, 2023
DEXCOM, INC.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware	000-51222	33-0857544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)
(858) 200-0200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DXCM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 8.01.	OTHER EVENTS.
On October 31, 2023, DexCom, Inc. (the “Company”) entered into an accelerated share repurchase agreement (“ASR Agreement”) with Bank of America, N.A. (“BofA”) to repurchase shares of its common stock, par value $0.001 per share (“Common Stock”) in an aggregate notional amount of up to $500.0 million (the “ASR Transaction”). Under the ASR Agreement, the Company made an initial payment to BofA of $500.0 million, and received an initial delivery of approximately 4.7 million shares of its Common Stock on October 31, 2023.
The total number of shares ultimately purchased by the Company pursuant to the ASR Agreement will generally be based on the daily volume-weighted average share price of the Common Stock during the calculation period of the ASR Agreement, less an agreed discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At final settlement under the ASR Agreement, the Company may be entitled to receive additional shares of Common Stock, or, under certain limited circumstances, be required to deliver shares to BofA or, at the Company’s election, remit a settlement amount in cash to BofA. The final settlement of the transactions under the ASR Agreement is expected to occur during the fourth quarter of 2023, with the settlement date for the ASR Agreement determined at BofA’s option within an agreed range, subject to earlier termination under certain limited circumstances, as set forth in the ASR Agreement.
The ASR Transaction will be effectuated pursuant to the Company’s previously announced $500.0 million share repurchase program, with a repurchase period ending no later than October 31, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ JEREME M. SYLVAIN Jereme M. Sylvain Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date:	November 2, 2023